Exhibit 99.1

BankAtlantic Bancorp Modifies Agreement to Sell BankAtlantic to BB&T

FORT LAUDERDALE, Fla.—(BUSINESS WIRE)— BankAtlantic Bancorp, Inc. (NYSE: BBX) (“BankAtlantic Bancorp” or the “Company”) today announced that it has entered into an amendment to its November 1, 2011 agreement with BB&T Corporation (NYSE: BBT) pursuant to which BB&T would acquire BankAtlantic, the Company’s wholly-owned bank subsidiary.

The core provisions of the original agreement remain unchanged. In connection with the transaction, BB&T will acquire approximately $2.1 billion in loans and approximately $3.3 billion in deposits based on September 30, 2011 balances. BB&T will pay an estimated premium of $301 million to the closing net asset value of BankAtlantic. The premium, which equates to approximately 9% of total deposits at September 30, 2011, is subject to adjustment based on actual non-CD deposit balances at closing, but in no event will exceed $315.9 million.

Under the terms of the modified agreement, BB&T will assume BankAtlantic Bancorp’s obligations with respect to its approximately $285 million of outstanding trust preferred securities. BankAtlantic Bancorp will pay all accrued interest on the trust preferred securities in connection with the closing.

The original agreement contemplated that BankAtlantic Bancorp would retain designated loans and other assets previously held by BankAtlantic which in the aggregate were recorded on the balance sheet of BankAtlantic at approximately $624 million as of September 30, 2011. Based on BB&T’s assumption of BankAtlantic Bancorp’s outstanding trust preferred securities obligations, the companies have agreed that certain of those assets originally contemplated to be retained by BankAtlantic Bancorp will now be distributed to a newly established LLC, as described below.

Under the terms of the modified agreement, the companies have agreed to the formation of a new LLC, which prior to the closing of the transaction will receive approximately $424 million of loans and $17 million of real estate owned and other assets, net (based on BankAtlantic’s book value gross of any reserves as of January 31, 2012) previously held by BankAtlantic. BB&T will hold a 95% preferred interest in the LLC, and BankAtlantic Bancorp will hold a 5% preferred interest and the remainder interest described below. The assets held by the LLC are expected to be monetized over time. After such time, if any, as BB&T has recovered $285 million in preference amount from the LLC, BB&T’s interest in the LLC will terminate and BankAtlantic Bancorp will be entitled to any and all residual proceeds in excess of such amount. BankAtlantic Bancorp will provide BB&T with an incremental $35 million guarantee to assure BB&T’s recovery within seven years of the $285 million preference amount. Loans representing approximately 60% of the principal amount of the loans to be held by the LLC are currently paying interest.

BankAtlantic Bancorp’s interest in the LLC is in addition to approximately $175 million in commercial real estate nonaccrual loans and real estate owned (based on BankAtlantic’s book value gross of any reserves as of January 31, 2012) previously held by BankAtlantic and to be retained by BankAtlantic Bancorp following closing.

BankAtlantic Bancorp’s Chairman and Chief Executive Officer, Alan B. Levan, commented, “We are obviously pleased as this modified agreement clears the way for the transaction to continue. We currently anticipate that closing will occur in the second quarter of 2012, subject to the timely receipt of required regulatory approvals and satisfaction of other closing conditions. Pending closing, BankAtlantic will continue to operate in its normal course under the control of BankAtlantic Bancorp.”

Sandler O’Neill + Partners, L.P. and Cantor Fitzgerald & Co. provided financial advice to BankAtlantic Bancorp in this transaction.

About BankAtlantic Bancorp:

BankAtlantic Bancorp (NYSE: BBX) is a bank holding company and the parent company of BankAtlantic.

About BankAtlantic:

BankAtlantic, Florida’s Most Convenient Bank, is one of the largest financial institutions headquartered in Florida. Via its broad network of community branches and conveniently located ATMs, BankAtlantic provides a full line of personal, small business and commercial banking products and services. BankAtlantic is open 7 days a week and offers extended weekday hours, Online Banking & Bill Pay, a 7-Day Customer Service Center, Change Exchange coin counters, as well as retail and business checking accounts. Member FDIC.

For further information, please visit our websites:

www.BankAtlanticBancorp.com

www.BankAtlantic.com

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to have been correct. Actual results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include the impact of economic, competitive and other factors affecting BankAtlantic Bancorp and its operations, markets, products and services, as well as others including, but not limited to, the following: that the transaction between BB&T and BankAtlantic Bancorp may not be completed in the time frame indicated, on anticipated terms, or at all; that BankAtlantic Bancorp’s and/or BankAtlantic’s business or net asset values may be negatively affected by the pendency of the proposed transaction or otherwise; that regulatory approvals may not be received; that the transaction may not be as advantageous to BankAtlantic Bancorp as expected; that BankAtlantic Bancorp’s shareholders may not realize the anticipated benefits; that BankAtlantic Bancorp’s future business plans may not be fully realized as anticipated, if at all; and that the assets retained by BankAtlantic Bancorp or held by the LLC described in this press release may not be monetized at the values currently ascribed to them. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by BankAtlantic Bancorp with the Securities and Exchange Commission, including BankAtlantic Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. BankAtlantic Bancorp cautions that the foregoing factors are not exclusive.

BankAtlantic Bancorp, Inc.

Leo Hinkley, 954-940-5300

Investor and Corporate Communications Officer

InvestorRelations@BankAtlanticBancorp.com

Sharon Lyn, V.P., 954-940-6383

Investor and Corporate Communications

CorpComm@BankAtlanticBancorp.com